                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                          TESORO PETROLEUM CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- --------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                          TESORO PETROLEUM CORPORATION
                            ------------------------

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 1995
                            ------------------------

     The 1995 Annual Meeting of Stockholders of Tesoro Petroleum Corporation will be held at the Hilton Palacio del Rio Hotel, 200 South Alamo Street, San Antonio, Texas, at 10:00 A.M. Central time on Thursday, May 4, 1995, for the following purposes:

     1.  To elect eight directors of the Company;

     2. To consider and act upon a proposal to approve and adopt the 1995 Non-Employee Director Stock Option Plan (as described in the accompanying Proxy Statement and set forth in Exhibit A thereto);

     3. To consider and act upon a proposal to limit the number of shares which can be granted to any single participant in one year under the Executive Long-Term Incentive Plan;

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1995; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on March 23, 1995, are entitled to notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors,

                                          JAMES C. REED, JR.
                                            Secretary

April 4, 1995
San Antonio, Texas
                            ------------------------

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                          TESORO PETROLEUM CORPORATION

                                PROXY STATEMENT
                            ------------------------

                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 1995
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (sometimes referred to herein as the "Board") of Tesoro Petroleum Corporation ("Tesoro" or the "Company") of proxies to be voted at the 1995 Annual Meeting of Stockholders to be held on Thursday, May 4, 1995, and at any adjournment thereof.

     Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting, (ii) in favor of the approval and adoption of the 1995 Non-Employee Director Stock Option Plan, (iii) in favor of the proposal to limit the number of shares which can be granted to any single participant in one year under the Executive Long-Term Incentive Plan, and (iv) for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1995. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company at any time before it is voted.

     At the close of business on March 23, 1995, the record date for the 1995 annual meeting, there were outstanding and entitled to vote 24,538,167 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held by them on all matters submitted to them. The Company has no other voting securities outstanding.

     A copy of the Annual Report of the Company, including financial statements and a description of the Company's operations for fiscal year 1994, has previously been mailed to all stockholders. Such Annual Report is not incorporated herein by reference.

     The principal executive offices of the Company are located at 8700 Tesoro Drive, San Antonio, Texas 78217. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 4, 1995.

                           1.  ELECTION OF DIRECTORS

     At the 1994 Annual Meeting of Stockholders held on May 26, 1994, the Company's stockholders elected 13 directors to serve until the 1995 Annual Meeting of Stockholders or until their successors are elected and qualified. In connection with a recapitalization plan (the "Recapitalization") which the Company completed in February 1994, the Company and MetLife Security Insurance Company of Louisiana ("MetLife Louisiana") entered into an agreement (the "Amended MetLife Memorandum"), pursuant to which MetLife Louisiana, the sole holder of the then outstanding 2,875,000 shares of the Company's $2.20 Cumulative Convertible Preferred Stock ("$2.20 Preferred Stock"), agreed, among other things, to grant the Company a three-year option (the "MetLife Louisiana Option") to purchase all shares of $2.20 Preferred Stock and Common Stock held by MetLife Louisiana as of the effective date of the Recapitalization for an aggregate option price which was approximately $53.0 million as of June 29, 1994.

     On June 29, 1994, the Company completed a public offering (the "Offering") of 5,850,000 shares of its Common Stock for the purpose of exercising the MetLife Louisiana Option. Of the net proceeds from the Offering of approximately $57.0 million, approximately $53.0 million were used to exercise the MetLife Louisiana Option pursuant to which the Company acquired from MetLife Louisiana all of the outstanding shares of $2.20 Preferred Stock and Common Stock owned by MetLife Louisiana.

     Four of the directors elected at the 1994 Annual Meeting of Stockholders of the Company were current or former officers or directors of Metropolitan Life Insurance Company. Under the terms of the Amended MetLife Memorandum, these directors, Ray C. Adam, Charles F. Luce, Stewart G. Nagler and William S. Sneath, resigned from the Company's Board of Directors, effective June 29, 1994, and the Company reduced the number of directors to nine. In addition, effective January 4, 1995, Arthur Spitzer retired as a director of the Company. On March 2, 1995, Joel V. Staff was elected by the Board of Directors to replace Mr. Spitzer. Charles Wohlstetter, Chairman of the Board of the Company since July 1992, has advised the Company that he will not stand for reelection to the Board of Directors. The Company greatly appreciates the dedicated service and leadership that Mr. Wohlstetter and Mr. Spitzer have provided to the Company. The Company does not plan at this time to fill the director vacancy resulting from Mr. Wohlstetter's decision not to stand for reelection and has reduced the number of directors to eight effective the date of the 1995 Annual Meeting of Stockholders. Therefore, at the 1995 annual meeting, the stockholders are requested to elect eight directors to hold office until the 1996 Annual Meeting of Stockholders or until their successors are elected and qualified. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to the Company by the respective nominees.

                                                         SERVED AS
                                                        DIRECTOR OF
                                          AGE AT        THE COMPANY
                                         MARCH 23,     OR PREDECESSOR     OTHER POSITIONS AND OFFICES
                 NAME                      1995        COMPANIES FROM           WITH THE COMPANY
- ---------------------------------------  ---------     --------------       -----------------------
Michael D. Burke.......................      51             1992              President and Chief
                                                                            Executive Officer(1)(2)

Robert J. Caverly......................      76             1992              Vice Chairman of the
                                                                          Board of Directors(1)(2)(3)

Peter M. Detwiler......................      66             1967                     (3)(4)

Steven H. Grapstein....................      37             1992                     (1)(5)

Raymond K. Mason, Sr. .................      68             1983                   (1)(2)(4)

John J. McKetta, Jr. ..................      79             1980                     (3)(5)

Joel V. Staff..........................      51             1995                      (2)

Murray L. Weidenbaum...................      68             1992                   (2)(3)(5)

- ---------------
(1) Member of the Executive Committee (Mr. Wohlstetter, Chairman).

(2) Member of the Strategic Issues & Long Range Planning Committee (Mr. Burke, Chairman; Mr. Wohlstetter, Deputy Chairman).

(3) Member of the Compensation Committee (Mr. Detwiler, Chairman).

(4) Member of the Nominating Committee (Mr. Wohlstetter, Chairman).

(5) Member of the Audit Committee (Dr. Weidenbaum, Chairman).

                            ------------------------

     Michael D. Burke was elected President and Chief Executive Officer of the Company effective July 27, 1992. Prior to joining the Company, Mr. Burke was President and Chief Executive Officer of T.E. Products Pipeline Company, L.P., an affiliate of Texas Eastern Corporation, from 1990 to 1992. Mr. Burke was Group Vice President of Texas Eastern Corporation and President of Texas Eastern Products Pipeline Company from 1986 to 1990.

     Robert J. Caverly was elected Vice Chairman of the Board of Directors, a non-officer position, in February 1995. Mr. Caverly is a consultant and investor. For the last five years he has performed interim management assignments for various real estate development projects and has been a consultant on real estate matters to financial institutions and law firms. Mr. Caverly was a director of Contel Corporation from 1975 to March 1991. From 1972 through 1979, Mr. Caverly served in the positions of Executive Vice President of Operations, director, and member of the Executive Committee of Occidental Petroleum Corporation.

     Peter M. Detwiler is Chairman of the Board of Detwiler & Company, Inc., a consulting company. He is the former Vice Chairman of the Board of Directors of E.F. Hutton & Company Inc. and the E.F. Hutton Group, New York, New York, a major financial firm, with which he had been associated since 1961.

     Steven H. Grapstein has been a Vice President of Kuo Investment Company and subsidiaries, an international investment group, since September 1985. He is a director of several of the Kuo companies and a board member of several unrelated real estate development companies. Mr. Grapstein has been a Vice President of Oakville N.V. since 1989. See "Security Ownership of Certain Beneficial Owners" for information regarding the securities of the Company owned by Oakville N.V.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc., since 1978. Mr. Mason has served as Chairman of the Board of Directors of American Security Life Assurance Company of North Carolina ("ASLNC") and its parent, American Security Life Assurance Company of Florida ("ASLF"). During December 1990, ASLNC and ASLF voluntarily consented to administrative rehabilitation. Pursuant to administrative rehabilitation, Mr. Mason's authority as Chairman of the Board of Directors of ASLNC and ASLF was automatically suspended. Both of these companies are presently in liquidation. In connection with the liquidation of ASLNC, Mr. Mason was named as a co-defendant in a lawsuit alleging violations of federal and state RICO statutes, common law fraud and unfair and deceptive trade practices. The parties, without admitting liability, have entered into a settlement agreement which provides for cash payments to the plaintiffs, for the purchase of certain assets owned by the estate of ASLNC, for dismissal of the litigation with prejudice and for the delivery of general releases.

     John J. McKetta, Jr., is Professor Emeritus of Chemical Engineering at The University of Texas at Austin. Dr. McKetta has been associated with The University of Texas since 1946. Dr. McKetta is a director of Howell Corporation.

     Joel V. Staff is President and Chief Executive Officer of National-Oilwell, a Houston, Texas-based company involved in petroleum equipment manufacturing, distribution and sales. Prior to joining National-Oilwell in July 1993, Mr. Staff was Senior Vice President of Baker Hughes, Inc. and its predecessor, Baker International Corporation, from October 1983 to May 1993. Mr. Staff is a director of Destec Energy, Inc.

     Murray L. Weidenbaum is an economist and educator and is the Mallinckrodt Distinguished University Professor at Washington University in St. Louis, Missouri, where he also serves as Chairman of the University Center for the Study of American Business. He has been a faculty member at Washington University since 1964. Dr. Weidenbaum is a director of May Department Stores Company, Medicine Shoppe International and Harbour Group, Ltd.

     No director of the Company has a family relationship with any other director or executive officer of the Company.

                            ------------------------

     The Board of Directors met ten times during fiscal year 1994. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board and committees on which such directors served during fiscal year 1994. The Board of Directors has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee, Nominating Committee and Strategic Issues & Long Range Planning Committee.

     The Executive Committee's primary purposes are (i) to consider and make recommendations to the Board of Directors regarding management proposals on long-term strategies, major asset sales and acquisitions, profit plans and capital budgets, finance, dividend policies, and related matters; (ii) to provide communication, as necessary, between the Board of Directors and management; and (iii) to act on behalf of the Board of Directors, subject to certain limitations, in the event circumstances exist which require immediate action by the Board of Directors and a quorum of its members cannot be readily assembled in person or by telephone. The Executive Committee met four times during fiscal year 1994.

     The Audit Committee's primary purposes are (i) to aid the individual directors of the Board of Directors as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board of Directors as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board of Directors and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met six times during fiscal year 1994.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan"), the Company's Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board of Directors in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board of Directors with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board of Directors with respect thereto; and (vi) to consult with the Board of Directors and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met seven times during fiscal year 1994.

     The Nominating Committee considers and recommends to the Board of Directors from time to time suitable candidates for membership on the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Nominating Committee. The Nominating Committee met one time during fiscal year 1994.

     The purpose of the Strategic Issues & Long Range Planning Committee is to work with the Company's executive management team to review, develop and submit to the Board of Directors for approval, long-range strategic plans, guidelines and directions which will result in a viable and profitable future for the Company and enhance the growth in shareholders' value. The Strategic Issues & Long Range Planning Committee met one time during fiscal year 1994.

                            ------------------------

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer of the Company receives a base retainer fee of $18,000 per year, and an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board of Directors. The Chairman of the Board of Directors receives $100,000 per year for his services and the Vice Chairman receives $100,000 per year for his services if the Chairman of the Board is unable to serve. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive $5,000 per year for their service in such positions. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $250,000 for each of the members of the Board of Directors who are not employees of the Company. The premium for such insurance ranged from $137 to $3,420 for each of these directors during fiscal year 1994. The Company currently provides health insurance to non-employee members of the Board of Directors, who are not otherwise eligible for employer-provided health insurance, on the same basis as for active employees, with the director paying his pro rata share of health insurance premiums. Mr. Detwiler is the only non-employee director who participates in the Company's health insurance plan.

     In December 1994, the Board of Directors adopted the Non-Employee Director Retirement Plan (the "Director Retirement Plan") which provides that any eligible non-employee director who elects to participate in the Director Retirement Plan and who has served on the Board of Directors for at least three full years (excluding service while a full-time employee of the Company) shall be entitled to a retirement payment beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ends. The Director Retirement Plan provides that the Company shall pay to such director annually a sum (the "Retirement Amount") equal to the base annual retainer fee paid to the director at the time such director ends service as a director to the Company. Such payments are to be made for a period of time equal to the aggregate length of time (the "Benefit Period") such director served on the Board of Directors (excluding any period during which the director was a full-time employee of the Company). The Company's obligation to pay the Retirement Amount terminates upon the death of the director; however, in the event of death of a director after age 65, the Company will pay an amount equal to 50 percent of the Retirement Amount to the director's spouse for the shorter of the remaining term of the Benefit Period or until the date of death of such spouse. In the event of death of a director during a year, the amount paid the surviving spouse is prorated based upon the director's date of death. If a director does not have a spouse at the time of his death, no further benefits will be paid.

     In addition to the retirement benefit provided above, if a non-employee electing director was the Chairman of the Board of Directors or the Chairman of any committee of the Company's Board of Directors at the time the director's service ends, the Company will pay such director a one-time payment equal to the fee paid during the prior calendar year by the Company for the director's service as Chairman of the Board of Directors and/or Chairman of any committee of the Board of Directors. In the event of death of a director while serving as Chairman of the Board of Directors or Chairman of any committee of the Board of Directors, this payment will be made to such director's spouse, if living, otherwise such payment will be made to his estate.

     Effective April 1, 1995, the Board of Directors adopted the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which a director electing to participate may defer between 20 percent and 100 percent of his director fees for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. Effective April 1, 1995, the Company also entered into an agreement with Frost National Bank of San Antonio, Texas, which established the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

     On February 23, 1995, the Board of Directors adopted the Non-Employee Director Stock Option Plan (the "1995 Plan"), subject to approval by the Company's stockholders at the 1995 annual meeting. Under the 1995 Plan, stock options with respect to 5,000 shares of the Company's Common Stock were awarded, subject to approval of the 1995 Plan by the Company's stockholders, to each non-employee director on February 23, 1995, and to Mr. Staff upon his election to the Board of Directors on March 2, 1995. In addition, subject to approval of the 1995 Plan by the Company's stockholders, stock options for 1,000 shares will be granted to each non-employee director of the Company on the day following the annual meeting of stockholders in 1995 and following the annual meeting of stockholders in each succeeding year until February 2005 when the 1995 Plan will terminate as to the issuance of stock options. A maximum of 150,000 shares of Common Stock is reserved for issuance upon exercise of stock options granted under the 1995 Plan. If the Company's stockholders do not approve the 1995 Plan at the 1995 annual meeting, the options awarded in 1995 under the 1995 Plan will be forfeited.

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of March 23, 1995, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended ("Exchange Act"), for each director and nominee, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1994 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                                                    BENEFICIAL OWNERSHIP
                                                                      OF COMMON STOCK
                                                                     ON MARCH 23, 1995
                                                             ----------------------------------
                                                              SHARES           PERCENT OF CLASS
                                                             ---------         ----------------
    Michael D. Burke......................................     516,134(1)            2.075
    Robert J. Caverly.....................................       3,000               0.012
    Peter M. Detwiler.....................................       8,715               0.036
    Steven H. Grapstein...................................   1,522,900(2)            6.206
    Raymond K. Mason, Sr. ................................      12,428               0.051
    John J. McKetta, Jr. .................................       1,565               0.006
    Joel V. Staff.........................................       1,200(3)            0.005
    Murray L. Weidenbaum..................................         100             --
    Charles Wohlstetter...................................       3,106               0.013
    Gaylon H. Simmons.....................................     119,283(4)            0.484
    Bruce A. Smith........................................      84,488(5)            0.343
    James C. Reed, Jr.....................................      23,663(6)            0.096
    William T. Van Kleef..................................      19,825(7)            0.081
    All directors, nominees for election as a director and
      executive officers as a group (16 individuals)......   2,361,566(8)            9.415

- ---------------
(1) The shares shown include 40,000 shares which Mr. Burke has the right to acquire, all of which shares are subject to substantial restrictions and conditions of forfeiture over a remaining two-year period and 959 shares credited to the account of Mr. Burke under the Company's Thrift Plan. In addition, the shares
                                          (Footnotes continue on following page)
    shown include 300,000 shares which Mr. Burke had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(2) Mr. Grapstein is an officer of Oakville N.V., which owns 1,522,900 shares of the Company's Common Stock. Mr. Grapstein, as an officer, shares voting and investment power with respect to such shares.

(3) Mr. Staff shares voting and investment power with respect to these shares with his spouse.

(4) The shares shown include 100,000 shares which Mr. Simmons had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(5) The shares shown include 1,039 shares credited to Mr. Smith's account under the Company's Thrift Plan and 66,666 shares which Mr. Smith had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(6) The shares shown include 733 and 88 shares credited to Mr. Reed's account under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 13,000 shares which Mr. Reed had the right to acquire through the exercise of stock options or stock awards on March 23, 1995, or within 60 days thereafter.

(7) The shares shown include 339 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 9,200 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on March 23, 1995, or within 60 days thereafter.

(8) The shares shown include 3,070 shares and 264 shares credited to the accounts of officers and directors under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 545,400 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards which were exercisable on March 23, 1995, or within 60 days thereafter. The shares shown also include 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.

                            ------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, to the best of the Company's knowledge, as to each person or group who on March 23, 1995, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                                       ----------------------
                                             NAME AND ADDRESS            NUMBER      PERCENT
              TITLE OF CLASS                OF BENEFICIAL OWNER        OF SHARES     OF CLASS
    ----------------------------------  ---------------------------    ----------    --------
    Common Stock......................  Ardsley Advisory                2,985,000     12.165
                                        Partners(1)
                                        646 Steamboat Road
                                        Greenwich, CT 06830

    Common Stock......................  Oakville N.V.(2)                1,522,900      6.206
                                        c/o Kuo Investment Company
                                        33rd Floor
                                        767 Third Avenue
                                        New York, NY 10017

                                             (Footnotes begin on following page)

- ---------------

(1) According to a Schedule 13G filed with the Securities and Exchange Commission (the "SEC"), Ardsley Advisory Partners ("Advisory") is a general partnership organized under the laws of the state of Connecticut. Advisory is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Act"), with respect to the shares of Common Stock of the Company held by Advisory as of March 23, 1995, for the discretionary accounts of certain clients, including (i) investment partnerships for which Advisory serves as the management company and (ii) a general partnership comprised of the same partners as Advisory serves as general partner. By reason of the provisions of Rule 13d-3 under the Act, Advisory is deemed to own beneficially the shares owned by the managed accounts. Each client for whose account Advisory had purchased Common Stock has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased for his account. No such client has any of the foregoing rights with respect to more than 5 percent of the Company's Common Stock. According to the Schedule 13G filed by Advisory, there is no agreement or understanding among such persons to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Philip J. Hempleman, a managing partner of Advisory, is a citizen of the United States. By virtue of Mr. Hempleman's position as managing partner of Advisory, he may be deemed to have the shared power to vote, or direct the voting of, and the shared power to dispose, or direct the disposition of, the shares of Common Stock held by the discretionary accounts managed by Advisory, and therefore, Mr. Hempleman may be deemed to be a beneficial owner of such shares.

(2) According to Schedule 13Ds on file with the SEC, Oakville N.V., a Netherlands Antilles corporation ("Oakville"), is a wholly owned subsidiary of Kuo Investment Limited, a Cayman Islands corporation ("Kuo"). According to information provided to the Company by Oakville, the following persons are Oakville's directors and executive officers: (a) Peter Yun Siak Fu, President and Director of Oakville; Director and officer of Kuo; (b) Peter Chong Cheng Fu, Director and Secretary of Oakville; Director and officer of Kuo; (c) Ong Beng Seng, Vice President and Director of Oakville; Director and officer of Kuo; (d) David Song Long Ban, Treasurer and Director of Oakville; Director and officer of Kuo; (e) Steven H. Grapstein, Vice President and Director of Oakville; and (f) Holland Intertrust (Curacao) N.V., a Netherlands Antilles corporation, a Director of Oakville. Oakville reports that it has sole voting and dispositive power over its voting securities.

                            ------------------------

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1994, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements with the following exceptions: Raymond K. Mason, Sr., was late in filing a Form 4 covering one transaction and Gaylon H. Simmons was late in filing a Form 4 covering two transactions.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1994, 1993 and 1992, of those persons who were on December 31, 1994, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                   AWARDS
                                --------------------------------   ------------------------
                                                    OTHER ANNUAL     RESTRICTED      STOCK     ALL OTHER
       NAME AND                 SALARY     BONUS    COMPENSATION       STOCK        OPTIONS   COMPENSATION
  PRINCIPAL POSITION     YEAR     ($)       ($)        ($)(1)      AWARD(S)($)(2)   (SHARES)     ($)(3)
- -----------------------  ----   -------   -------   ------------   --------------   -------   ------------
Michael D. Burke         1994   450,000   450,000      34,121          --           209,000      238,942
President and Chief      1993   450,002   157,500      21,911          --             --         195,190
  Executive Officer      1992   188,655    77,706       6,666        458,333        500,000       34,162

Gaylon H. Simmons        1994   294,231   300,000       1,045          --            71,000      160,373
Executive Vice           1993   244,231    87,500       8,438          --           150,000       32,308
  President              1992     --        --         --              --             --          --

Bruce A. Smith           1994   288,462   300,000      --              --            71,000      145,946
Executive Vice           1993   200,504    70,000      50,248          --             --           3,719
  President and Chief    1992    56,923    20,846      --              --           100,000       10,523
  Financial Officer

James C. Reed, Jr.       1994   173,077   175,000      --              --            26,000      185,643
Senior Vice President,   1993   124,078    44,667      --              --            25,000       78,938
  General Counsel and    1992   103,469     --         --              --             --          25,072
  Secretary

William T. Van Kleef     1994   149,039    91,931      --              --            11,300       38,445
Vice President,          1993   100,962    33,500      --              --            16,000        8,600
  Treasurer              1992     --        --         --              --             --           --

- ---------------
(1) Other Annual Compensation for 1994 reflects income tax reimbursements for Mr. Burke and Mr. Simmons. Other Annual Compensation for 1993 includes income tax reimbursements of $21,911, $8,438 and $17,800 for Mr. Burke, Mr. Simmons and Mr. Smith, respectively, and $32,448 of perquisites and other personal benefits for Mr. Smith. Other Annual Compensation for 1992 reflects income tax reimbursements for Mr. Burke. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the other named executive officers for all periods shown.

(2) At December 31, 1994, Mr. Burke had not yet received certificates representing 60,000 shares of Common Stock under the terms of a restricted stock award dated July 27, 1992, pending payment by Mr. Burke of the par value of such shares. Mr. Burke's right to sell 20,000 of these shares is unrestricted; however, the right to sell the remaining 40,000 of these shares accrues in two equal installments of 20,000 shares each on the third and fourth anniversaries of the date of the grant. At December 31, 1994, the value of the 40,000 shares of restricted stock which had not vested on that date was $408,750,
                                          (Footnotes continue on following page)
    representing the difference between the closing stock price on December 31, 1994, and the purchase price of the shares to Mr. Burke. No other named executive officer owned or had the right to acquire restricted stock at December 31, 1994.

(3) All Other Compensation for 1994 includes the remaining relocation expenses of $50,383 and $1,500 for Mr. Burke and Mr. Simmons, respectively, related to their employment with the Company; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $180,944, $153,046, $139,254, $180,417 and
    $36,022 for Mr. Burke, Mr. Simmons, Mr. Smith, Mr. Reed and Mr. Van Kleef, respectively; and amounts contributed to the Company's Thrift Plan of $7,615, $5,827, $6,692, $5,226 and $2,423 for Mr. Burke, Mr. Simmons, Mr.
    Smith, Mr. Reed and Mr. Van Kleef, respectively. All Other Compensation for 1993 includes relocation expenses of $36,421 and $16,500 for Mr. Burke and Mr. Simmons, respectively; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $153,057, $15,808, $2,104, $75,217 and $8,600 for Mr.
    Burke, Mr. Simmons, Mr. Smith, Mr. Reed and Mr. Van Kleef, respectively; and amounts contributed to the Company's Thrift Plan of $5,712, $1,615 and $3,721 for Mr. Burke, Mr. Smith and Mr. Reed, respectively. All Other Compensation for 1992 includes relocation expenses of $23,717 for Mr. Burke; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $10,445, $10,523 and $21,968 for Mr. Burke, Mr. Smith and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $3,104 for Mr. Reed.

OPTION GRANTS AND EXERCISES

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's 1993 Plan during the year ended December 31, 1994, to the named executive officers. No stock appreciation rights were granted under the 1993 Plan or the Company's 1982 Plan during 1994.

                             OPTION GRANTS IN 1994

                                                                                      POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                          -------------------------------------------------------     ANNUAL RATES OF STOCK
                                       % OF TOTAL                                      PRICE APPRECIATION
                          OPTIONS    OPTIONS GRANTED    EXERCISE OR                      FOR OPTION TERM
                          GRANTED     TO EMPLOYEES      BASE PRICE     EXPIRATION    -----------------------
          NAME            (#)(1)         IN 1994         ($/SHARE)        DATE         5%($)        10%($)
- ------------------------  -------    ---------------    -----------    ----------    ---------     ---------
Michael D. Burke........  209,000          39.8             9.50         12/13/04    1,248,670     3,164,376
Gaylon H. Simmons.......   71,000          13.5             9.50         12/13/04      424,189     1,074,979
Bruce A. Smith..........   71,000          13.5             9.50         12/13/04      424,189     1,074,979
James C. Reed, Jr.......   26,000           5.0             9.50         12/13/04      155,337       393,654
William T. Van Kleef....   11,300           2.2             8.94         12/07/04       63,515       160,958

- ---------------

(1) The options granted to the named executive officers during 1994 are exercisable in five equal annual installments beginning one year from the dates of grant. The exercise price per share of these options is the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on the dates of the grants.

                            -----------------------------

AGGREGATED OPTION/SAR EXERCISES IN 1994 AND OPTION/SAR VALUES AT DECEMBER 31,
1994

     The following table reflects unexercised options to purchase shares of Common Stock and unexercised Stock Appreciation Rights ("SARs") granted to the named executive officers during fiscal year 1994 and prior years under the 1982 Plan and the 1993 Plan. None of the named executive officers exercised any stock options or SARs during 1994.

                                                                                                     VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED                    IN-THE-MONEY
                                                                   OPTIONS/SARS AT                     OPTIONS/SARS AT
                            SHARES                               DECEMBER 31, 1994(#)                DECEMBER 31, 1994($)
                          ACQUIRED ON         VALUE         ------------------------------      ------------------------------
         NAME             EXERCISE(#)      REALIZED($)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- -----------------------   -----------      -----------      -----------      -------------      -----------      -------------
Michael D. Burke.......        --               --            300,000           409,000           1,323,000         882,000
Gaylon H. Simmons......        --               --             30,000           191,000             189,750         759,000
Bruce A. Smith.........        --               --             66,666           104,334             354,996         177,504
James C. Reed, Jr. ....        --               --              5,000            46,000              20,000          80,000
William T. Van Kleef...        --               --              3,200            24,100              12,800          54,731

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company has prepared the following report regarding 1994 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company's officer compensation programs and the aggregate cost-related aspects of non-officer compensation. The members of the Compensation Committee are Peter M. Detwiler (Chairman), Robert J. Caverly, John J. McKetta, Jr., and Murray L. Weidenbaum. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company's President and Chief Executive Officer and the other officers named in the Summary Compensation Table, as well as compensation information of all executive officers of the Company.

                  Executive Compensation Policy and Philosophy

     During 1994, the Compensation Committee conducted a comprehensive review of the Company's executive compensation philosophy and programs. As part of this review, the Compensation Committee adopted the National Association of Corporate Directors Blue Ribbon Commission Report on Executive Compensation as its charter. Based on this new charter, the Company's executive compensation programs have been founded on the following guiding principles.

     - Pay-for-Performance -- To this end, the Company has placed considerable emphasis on incentive compensation programs which reward executives for operating and financial performance. These incentive programs focus on both annual and long-term performance.

     - Pay Competitiveness -- The Company believes it must offer competitive total compensation opportunities in order to attract, motivate and retain executive talent. The Company's philosophy is to target the market median (50th percentile) for all elements of executive compensation over time for market median performance, but to provide upper quartile pay opportunities (through incentive pay) for outstanding performance and below market pay through reduced or lack of incentive pay for performance below expectations. The elements of compensation considered include base salary, annual incentives, long-term incentives and certain executive benefits. The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for the 12 industry peer companies included in the Company's Total Shareholder Return Graph as the new industry peer group established for 1994. This new peer group was viewed by the Compensation Committee, and reported to the Board, as more comparable to the Company than the peer group used in past years based on certain operating and financial characteristics.

     - Alignment with Shareholders -- The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's stock price performance. As a result, a significant portion of executive compensation is provided in the form of stock options, which only provide income to executives if the Company's Common Stock price increases after the date of grant.

           Description of the Current Executive Compensation Program

     This section of the Compensation Committee's report describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above.

Base Salary Program

     The Company's base salary levels are determined based on market compensation rates, each employee's performance over time and each employee's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities are paid correspondingly higher salaries. Salaries for executive officers as a group are reviewed annually considering a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework, but performance criteria vary significantly by individual executive. Also, performance is assessed qualitatively and no specific weighting is attached to performance factors considered for each of the named executive officers.

     During 1994, significant salary adjustments were provided to certain of the named executive officers in order to bring their salary levels to market levels. These salary adjustments are also reflective of an assessment of outstanding performance by these individuals in effecting a turnaround in Company results (assessed qualitatively and without any formal measures or weightings of measures). After taking these increases into consideration, the Company's actual base salaries for its executive officers are generally consistent with the Company's philosophy of targeting the market median.

Annual Incentives

     The Company's annual incentive program is intended to (i) reward key employees based on Company, business unit and individual performance; (ii) motivate key employees; and (iii) provide competitive cash compensation opportunities to plan participants. As a pay-for-performance plan, incentive awards are paid annually based on the performance during the most recently completed fiscal year. For 1994, no specific performance formula was used to assess Company, business unit and individual performance. Rather, the Compensation Committee assessed performance based on a subjective review of Company and executive officer accomplishments during the year. These accomplishments included a successful equity offering, operational improvements and vastly improved total return to shareholders (as shown in the Performance Graph). These performance indicators were not weighted as part of any performance formula.

     In light of the Company's outstanding achievements, each of the top four executive officers named in the Summary Compensation Table were awarded bonuses equal to one times their year-end base salary (which was slightly different from the salary figures shown in the Summary Compensation Table because of salary increases provided to certain executives during the year).

     Mr. Van Kleef, who played a significant role in the Company's equity offering, was awarded the maximum bonus amount provided to his position level in the Company. Other executive officers of the Company (not named in the Proxy Statement) also received annual incentive awards that, in the aggregate, were above the level of incentive pay provided to executive officers of the Company in recent years because of the Company's outstanding achievements in 1994.

     The size of these incentive awards was intended to place annual incentive pay within the top quartile of the market (determined using data from the new industry peer group of companies and published survey data previously described) for 1994. Future annual incentive awards, if any, will continue to be based on the Company's absolute results as compared to both internal standards and the results of its industry peer group.

Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, since stock-related compensation is directly tied to shareholder value.

     As part of the comprehensive review of the Company's executive compensation in 1994, the Compensation Committee decided to use stock options as the Company's principal long-term incentive device. Stock options provide a strong tie between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. All stock options in 1994 were granted at 100 percent of fair market value at the date of grant and vest at a rate of 20 percent per year over five years.

     In determining the size of stock option grants for executive officers in 1994, the Compensation Committee considered market data on typical stock option grants at the market median and market 75th percentile. Because of the Company's outstanding achievements (as described previously in the "Annual Incentives" section of this report) the Compensation Committee awarded stock options at approximately the market 75th percentile for 1994. The Compensation Committee considered the size and timing of past stock option grants in determining 1994 stock option award levels.

Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements (some of which were modified in 1994, as described elsewhere in this Proxy Statement). Levels of Company benefits and perquisites for executives were in line with median market levels.

   Discussion of 1994 Compensation for President and Chief Executive Officer

     For fiscal year 1994, the Compensation Committee made the following determinations regarding Mr. Burke's compensation.

     - Base Salary -- Mr. Burke's base salary was set at $450,000 annually on the date of his employment in 1992. The Compensation Committee did not adjust Mr. Burke's base salary in 1993 or 1994. As a result, Mr. Burke's base salary now falls slightly below the median rates obtained from the Company's current peer group and published survey data.

     - Annual Incentive Award -- Under the terms of his original employment agreement, Mr. Burke was entitled to a maximum annual incentive of 40 percent of his base salary. During 1994, Mr. Burke's employment agreement was modified by the Compensation Committee in a number of ways in order to make the structure of the agreement more closely track prevailing market practices. One of the changes made in the modification was to remove language providing a cap on Mr. Burke's annual incentive award.

       Based on the Company's outstanding results in 1994, the Compensation Committee provided Mr. Burke with an annual incentive award of $450,000 with respect to fiscal year 1994. In making this determination, the Compensation Committee considered the Company's significant increase in total shareholder return, the successful equity offering and improvements in certain operating performance areas. These factors were considered by the Compensation Committee in its discretion and were not weighted. Of this incentive award, 50 percent was paid in cash in December 1994 and 50 percent was paid in shares of the Company's Common Stock in February 1995. The stock portion of the award that was withheld until February 1995 was not paid until the Compensation Committee had the opportunity to review and approve audited financial results for the Company for 1994.

     - Stock Options -- Mr. Burke received a grant of 209,000 stock options in 1994. These stock options were granted at 100 percent of the fair market value of the Company's Common Stock on the grant date and vest at a rate of 20 percent per year over five years. The size of the stock option grant was established at approximately the market 75th percentile of the published compensation survey data collected in order (i) to recognize Mr. Burke's contributions to the Company's turnaround (e.g., improved shareholder return, the successful equity offering and certain operational improvements) and (ii) to place more emphasis on stock-based compensation in Mr. Burke's total compensation package. The performance sensitivity of stock options is a result of options only producing income for the recipient if the Company's stock price rises after the grant date. The Compensation Committee also considered the fact that Mr. Burke had not received any stock options since 1992 in establishing the size of his option grant.

                 Policy with Respect to the $1 Million Deduction Limit

     In 1993, the U.S. Treasury Department issued regulations under Section 162(m) of the Internal Revenue Code that prevent publicly traded companies from receiving a tax deduction on non-performance based compensation to executive officers in excess of $1 million. To ensure that the Company's stock option grants qualify as performance-based compensation under the regulations, approval of an amendment to the Company's Executive Long-Term Incentive Plan is being sought at the 1995 annual meeting. The Company's cash compensation levels for the named executive officers do not transcend the $1 million pay limit in 1994 and will most likely not be affected by the regulations in the near future. As such, no specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Peter M. Detwiler, Chairman
Robert J. Caverly
John J. McKetta, Jr.
Murray L. Weidenbaum

                            ------------------------

PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total return of the Company's Common Stock to the cumulative total return of the S&P 500 Composite Index, to a composite peer group of companies selected for 1994 (the "1994 Peer Group") and a composite peer group of companies used for stock price performance comparison in 1993 (the "1993 Peer Group"). Companies in the 1994 Peer Group are as follows: Diamond Shamrock Corporation; Getty Petroleum Corporation; Holly Corporation; Louisiana Land & Exploration Company; Maxus Energy Corporation; Murphy Oil Corporation; Oryx Energy; Quaker State Corporation; Tosco Corporation; Total Petroleum (North America) Ltd.; Union Texas Petroleum Holdings, Inc.; and Valero Energy Corporation. The 1993 Peer Group included all of the 1994 Peer Group companies except Louisiana Land & Exploration Company, and also included Ashland Oil, Inc.; Kerr-McGee Corporation; Pennzoil Company and Sun Company, Inc. The Company considers the 1994 Peer Group to be more representative of a composite group of companies with certain operating and financial characteristics which are more comparable to the Company than the 1993 Peer Group. (This line graph is for the period of five fiscal years commencing September 30, 1989, and ended December 31, 1994, and includes the transitional period from October 1, 1991, through December 31, 1991.)

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG THE COMPANY, S&P 500 INDEX, THE 1994 PEER GROUP
                            AND THE 1993 PEER GROUP

                                    [GRAPH]

                                    TESORO           S&P 500       1994 PEER       1993 PEER
MONTH/YEAR                      PETROLEUM CORP.       INDEX          GROUP           GROUP
9/30/89                              100               100            100             100
9/30/90                               79                91            115             100
9/30/91                               89               119            101              94
12/31/91                              45               129             94              88
12/31/92                              30               139             85              83
12/31/93                              55               153             93              93
12/31/94                              92               155             87              90

- ---------------

* Assumes that the value of the investment in Common Stock and each index was $100 on September 30, 1989, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

  NOTE: The stock price performance shown on the graph is not necessarily indicative of future price performance.

                            ------------------------

OTHER BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock, for the 36 consecutive calendar months which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only persons who participate in the Amended Plan and provides participants with substantially the same after-tax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. As of January 1, 1995, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $120,000, adjusted annually to reflect increases in the cost of living and adjusted actuarially for retirement. However, since the Amended Plan and the Funded Plan are not qualified under
Section 401 of the Internal Revenue Code, it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

            HIGHEST AVERAGE                          NUMBER OF YEARS OF BENEFIT SERVICE
              ANNUAL RATE                 --------------------------------------------------------
            OF COMPENSATION                  10          15          20          25          30
           -----------------              --------     -------     -------     -------     -------
  $  100,000............................  $ 40,000      50,000      60,000      65,000      70,000
  $  200,000............................  $ 80,000     100,000     120,000     130,000     140,000
  $  300,000............................  $120,000     150,000     180,000     195,000     210,000
  $  400,000............................  $160,000     200,000     240,000     260,000     280,000
  $  500,000............................  $200,000     250,000     300,000     325,000     350,000
  $  600,000............................  $240,000     300,000     360,000     390,000     420,000
  $  700,000............................  $280,000     350,000     420,000     455,000     490,000
  $  800,000............................  $320,000     400,000     480,000     520,000     560,000
  $  900,000............................  $360,000     450,000     540,000     585,000     630,000
  $1,000,000............................  $400,000     500,000     600,000     650,000     700,000
  $1,100,000............................  $440,000     550,000     660,000     715,000     770,000

     The years of benefit service as of December 31, 1994, for the named executive officers were as follows: Mr. Burke, 2 years; Mr. Simmons, 1 year; Mr. Smith, 2 years; Mr. Reed, 19 years; and Mr. Van Kleef, 1 year.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an employment agreement dated July 27, 1992, as amended, Mr. Burke is employed until October 27, 1995, at an annual base salary of not less than $450,000. Under an employment agreement dated January 4, 1993, as amended, Mr. Simmons is employed until April 4, 1996, at an annual base salary of not less than $300,000. Under an employment agreement dated September 14, 1992, as amended, Mr. Smith is employed until December 14, 1995, at an annual base salary of not less than $300,000. Under separate employment agreements, Mr. Reed and Mr. Van Kleef are employed until December 31, 1996, at annual base salaries of $175,000 and $150,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provide that the Company shall establish an annual incentive compensation plan for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof. The target incentive bonus under the 1995 annual incentive compensation plan is a percentage of the respective executive officer's annual base salary and is 55 percent for Mr. Burke, 45 percent for Mr. Simmons, 45 percent for Mr. Smith, 40 percent for Mr. Reed and 35 percent for Mr. Van Kleef. Each of the employment agreements also provide that the executive will receive an annual amount (the "flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $25,000 for Mr. Burke and $20,000 for the other four executives. In addition, each employment agreement provides that the Company will pay on behalf of the executive up to $15,000 for an initiation fee or fees for a country, luncheon or social club or clubs and will pay directly to the executive an amount equal to 65 percent of the amount so paid on the executive's behalf to offset the applicable income tax expense to the executive, and that the Company will pay additional initiation fees and reimburse the executive for related tax expenses to the extent the Board of Directors or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Burke, Mr. Simmons, Mr. Smith, Mr. Reed and Mr. Van Kleef provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) two times the sum of
(a) his Base Salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive
(i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount and (iii) two years additional service credit under the Amended Plan and the Funded Plan or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason", as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and
(B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of

Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

                2.  APPROVAL OF THE TESORO PETROLEUM CORPORATION
                    1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Board of Directors has adopted the Tesoro Petroleum Corporation 1995 Non-Employee Director Stock Option Plan subject to the approval of the Company's stockholders. The 1995 Plan is intended as an incentive to encourage non-employee directors, who are not eligible to participate in the Company's other stock-based compensation programs, to increase their stock ownership and proprietary interest in the success of the Company and to continue as directors of the Company. The purpose of the 1995 Plan is to continue to attract to the Board of Directors and to retain highly qualified individuals by enabling them to participate in the Company's growth through automatic, non-discretionary annual stock option awards. The following is a summary of the principal features of the 1995 Plan, a copy of which is annexed hereto as Exhibit A.

1995 Plan Summary

     A total of 150,000 shares of Common Stock are reserved and available for issuance upon the exercise of options granted under the 1995 Plan. Only those members of the Board of Directors who are not employees of the Company or any of its subsidiaries are eligible to participate in the 1995 Plan. The 1995 Plan provides that, as of February 23, 1995, options to purchase 5,000 shares of Common Stock will be awarded to each non-employee director and options to purchase 1,000 shares of Common Stock will be awarded to each non-employee director on the day following each annual meeting of the Company's stockholders subsequent to February 23, 1995, but not later than June 1 if no annual meeting has been held, until the termination of the 1995 Plan on February 23, 2005.

     Options granted under the 1995 Plan are required to be non-qualified stock options. Therefore, the exercise price of each option granted under the 1995 Plan, including the initial grant of stock options on February 23, 1995, and each succeeding annual grant, will be 100 percent of the fair market value of a share of Common Stock on the date such option is granted. Stock options granted under the 1995 Plan will vest and become exercisable six months after the dates of grant and will remain exercisable for a term of ten years. The exercise price shall be paid to the Company in cash or, under certain circumstances, in shares of Common Stock of the Company valued at fair market value on the date of exercise.

     If an optionee ceases to be a director for any reason other than death, permanent disability or retirement, any option which is then vested will remain exercisable for a period of three months following the date of such cessation. If a director dies, becomes permanently disabled while in office or retires from the Company's Board of Directors, any option which is then held by him will continue fully in effect following the date of such death, disability or retirement and will terminate on the date of expiration of the option whether or not the option was vested and exercisable on the date of such death, disability or retirement. Upon the death of an optionee, his executors, administrators or any person or person to whom his option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option, to exercise the option in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

     The 1995 Plan provides for an adjustment in the number of shares covered by stock options granted and exercise prices upon a subdivision or consolidation of shares, a recapitalization, stock split, stock dividend, merger and certain other corporate events.

     Under the 1995 Plan, the non-employee directors of the Company, Messrs. Caverly, Detwiler, Grapstein, Mason, McKetta, Weidenbaum and Wohlstetter each received (subject to and contingent upon approval of the 1995 Plan by shareholders) options to purchase 5,000 shares (and as a group received options with respect to 35,000 shares) of Common Stock of the Company at a price of $10.125 per share, which was equal to 100 percent of the fair market value thereof, on February 23, 1995, the date such options were granted. In addition, upon his election as a director of the Company on March 2, 1995, Mr. Staff was granted (subject to and contingent upon approval of the 1995 Plan by the Company's shareholders) an option to purchase 5,000 shares of Common Stock at a price of $10.50 per share, which was equal to 100 percent of the fair market value thereof on March 2, 1995. The closing price of the Company's Common Stock on March 23, 1995, was $10 per share.

Accounting Treatment

     Under current accounting rules, the grant of a stock option does not require a charge to net income reported by the Company, except when the stock option exercise price is below the fair market value on the date of grant. However, the grant of a stock option may have a dilutive effect on earnings per share. On June 30, 1993, the Financial Accounting Standards Board ("FASB") issued a proposed Statement of Financial Accounting Standards, titled "Accounting for Stock-based Compensation," that would have significantly changed employers' accounting for employee and director stock option and other stock-based compensation plans. In December 1994, the FASB announced that the proposed approach to accounting for such plans should permit employers to either recognize compensation costs for stock-based awards under a fair-value approach or, in the alternative, continue to apply the current accounting model and provide disclosure of the pro forma effects on earnings of following the fair value recognition method discussed above.

Federal Income Tax Treatment

     There are generally no federal tax consequences to a director or to the Company upon the grant of a non-qualified stock option. Subject to limited exceptions, a director or former director will recognize compensation income, and the Company will generally be entitled to a tax deduction, on the date of the exercise of a non-qualified stock option equal to the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the stock option exercise price. If the option price is paid in whole or in part in shares of the Company's Common Stock, no income, gain or loss is recognized by a director or former director on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. Subject to limited exceptions, the fair market value of the remainder of the shares received upon exercise of a non-qualified option, determined as of the date of exercise, less the amount of cash paid upon exercise, if any, is treated as compensation income received by the director or former director and is deductible by the Company for tax purposes.

     The affirmative vote of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the annual meeting is required to approve the adoption of the 1995 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE TESORO PETROLEUM CORPORATION 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                   3.  APPROVAL OF AMENDMENT OF THE EXECUTIVE
                            LONG-TERM INCENTIVE PLAN

     The Board of Directors is unanimously recommending that the Company's stockholders approve an amendment to the 1993 Plan to provide that stock options covering no more than 500,000 shares of Common Stock be permitted to be granted to an individual participant under the 1993 Plan during any fiscal year of the Company. This amendment is intended to preserve the Company's tax deduction for all stock options granted under the 1993 Plan in fiscal year 1994 and thereafter, in accordance with the requirements of the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

     The 1993 Plan was approved by the Company's shareholders at the Annual Meeting of Stockholders held February 9, 1994, including authorization for the issuance of 1,250,000 shares of the Company's Common Stock. During December 1994, grants totaling 524,600 shares of Common Stock were made under the 1993 Plan to certain eligible participants, including the named executive officers. On February 23, 1995, the Board of Directors, subject to approval by the Company's shareholders, amended the 1993 Plan to conform the 1993 Plan to certain requirements of OBRA. The amendment limits to 500,000 shares the number of stock option shares that an individual participant may be granted during any fiscal year of the Company.

Discussion of OBRA and Purpose of Amendment

     Tax legislation known as OBRA was passed by Congress on August 6, 1993, and signed into law by the President on August 10, 1993. Under OBRA, the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and each of the four most highly compensated employees of a publicly held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to (i) the attainment of an objective performance goal or goals, (ii) an outside director requirement, and (iii) a stockholder approval requirement.

     The Company's tax deduction with respect to stock options is determined when the option is exercised by the optionee. The deduction amount equals the difference between the Company's stock price on the date of exercise and the option's exercise price, multiplied by the total number of option shares exercised. The deduction with respect to a stock option meeting the three requirements described above is not subject to the $1 million per employee per year deduction limitation.

     Stock options granted under the 1993 Plan meet the first requirement, since options awarded at a price not less than the fair market value of the stock on the date of grant are treated as "performance-based" compensation. The 1993 Plan's administration by the Compensation Committee meets the second requirement.

     The provisions of the 1993 Plan as previously approved by the Company's stockholders meet the third requirement, except that the 1993 Plan must specify the maximum number of shares subject to options that can be awarded under the plan to any single employee. The amendment adopted by the Board of Directors and recommended for stockholder approval, specifies that stock options covering no more than 500,000 shares of Common Stock may be granted to any single employee during any fiscal year of the Company. This amendment is intended to qualify the stock options granted in December 1994 and thereafter so as to preserve the Company's tax deduction, if and when the stock options are exercised.

     The affirmative vote of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the annual meeting is required to approve the amendment of the 1993 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
PROPOSAL TO AMEND THE 1993 PLAN.

                          4.  APPOINTMENT OF AUDITORS

     The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 1995 be ratified by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the 1995 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the annual meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1995.

                          5.  EXPENSES OF SOLICITATION

     The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. The Company has retained a professional proxy soliciting organization, Georgeson & Company Inc. of New York, New York, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone, telegram or mail. The Company will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

                          6.  STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 1996 must be received for inclusion in the Company's proxy statement and form of proxy by January 5, 1996.

                               7.  OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          JAMES C. REED, JR.
                                            Secretary

April 4, 1995

                                                                       EXHIBIT A

                          TESORO PETROLEUM CORPORATION

                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     1. Purpose. This 1995 Non-Employee Director Stock Option Plan (the "Plan") of Tesoro Petroleum Corporation, a Delaware corporation (the "Company"), is adopted, subject to stockholder approval to the extent required by Paragraph 16 hereof, for the benefit of the directors of the Company who at the time of their service are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"), and is intended to advance the interests of the Company by providing the Non-Employee Director with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company through the issuance by the Company of non-qualified stock options. No incentive stock options will be granted under the Plan.

     2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). For the purposes of this Plan, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All question of interpretation and application of the Plan, or as to non-qualified options granted hereunder (the "Options"), shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. Notwithstanding the above, the selection of Non-Employee Directors to whom Options are to be granted, the number of shares subject to any Option, the exercise price of any Option and the term of any Option shall be as hereinafter provided and the Committee shall have no discretion as to such matters.

     3. Option Shares. The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock, $.16 2/3 par value (or such other par value as may be designated by act of the Company's stockholders) (the "Common Stock"). In addition, for purposes of the Plan and the Options, the term Common Stock shall also be deemed to include any rights to purchase ("Rights") the Participating Preferred Stock, no par value, of the Company that may then be trading with the Common Stock as provided in the Rights Agreement between the Company and Chemical Bank, N.A., relating to the Rights. The total amount of the Common Stock with respect to which Options may be granted shall not exceed in the aggregate 150,000 shares; provided, that the class and aggregate number of shares which may be subject to the options granted hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 12 hereof. Such shares may be treasury shares or authorized but unissued shares.

     In the event that any outstanding Option for any reason shall expire or terminate by reason of the death of the optionee or the fact that the optionee ceases to be a director, the surrender of any such Option, or any other cause, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

     4. Grant of Options. Subject to the provisions of Paragraph 16 and the availability under the Plan of a sufficient number of shares of Common Stock that may be issuable upon the exercise of outstanding Options, there shall be granted under the Plan to each Non-Employee Director as of February 23, 1995, and any director elected after such date, an Option to purchase 5,000 shares of Common Stock at a price per share of Common Stock (the "Option Price") equal to the fair market value of the Common Stock (as defined in Paragraph 7 hereof) as of the date of grant. In addition, each Non-Employee Director, while this Plan is in effect and shares are available for the grant of Options hereunder, shall be granted on the next day after each annual meeting of the Company's stockholders but no later than each June 1, if no annual meeting is held, an Option to purchase 1,000 shares of the Common Stock at an Option Price equal to the fair market value of the Common Stock as of such date, provided that if such date is not a date on which a closing price for the Common Stock is reported on the New York Stock Exchange, then the Option Price shall be the fair market value as of the first preceding date for which such a closing price is reported.

     5. Duration of Options. Each Option granted under the Plan shall be exercisable for a term of ten years from the date of grant, subject to earlier termination as provided in Paragraph 9 hereof.

     6. Amount Exercisable. Each Option may be exercised in whole or in part at any time commencing six months after the grant thereof.

     7. Exercise of Options. An optionee may exercise such optionee's Option by delivering to the Company a written notice stating (i) that such optionee wishes to exercise such Option on the date such notice is so delivered, (ii) the number of shares of stock with respect to which such Option is to be exercised and
(iii) the address to which the certificate representing such shares of stock should be mailed. In order to be effective, such written notice shall be accompanied by (i) payment of the Option Price of such shares of stock and (ii) payment of an amount of money necessary to satisfy any withholding tax liability that may result from the exercise of such Option. Each such payment shall be made by cash or check made payable to the order of the Company in U.S. dollars.

     If, at the time of receipt by the Company of such written notice, (i) the Company has unrestricted surplus in an amount not less than the Option Price of such shares of stock, (ii) all accrued cumulative preferential dividends and other current preferential dividends on all outstanding shares of preferred stock of the Company have been fully paid, (iii) the acquisition by the Company of its own shares of stock for the purpose of enabling such optionee to exercise such Option is otherwise permitted by applicable law and without any vote or consent of any stockholder of the Company, and (iv) there shall have been adopted, and there shall be in full force and effect, a resolution of the Board of Directors of the Company authorizing the acquisition by the Company of its own shares of stock for such purpose, then such optionee may deliver to the Company, in payment of the Option Price of the shares of stock with respect to which such Option is exercised, (x) certificates registered in the name of such optionee that represent a number of shares of stock legally and beneficially owned by such optionee (free of all liens, claims and encumbrances of every kind) and having a fair market value on the date of receipt by the Company of such written notice that is not greater than the Option Price of the shares of stock with respect to which such Option is to be exercised, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares of stock represented by such certificates, with the signature of such record holder guaranteed by a national banking association (or, in lieu of such certificates, other arrangements for the transfer of such shares to the Company which are satisfactory to the Company) and (y) if the Option Price of the shares of stock with respect to which such Options are to be exercised exceeds such fair market value, a cashier's check drawn on a national banking association and payable to the order of the Company in an amount, in U.S. dollars, equal to the amount of such excess plus the amount of money necessary to satisfy any withholding tax liability that may result from the exercise of such Option. Notwithstanding the provisions of the immediately preceding sentence, the Committee, in its sole discretion, may refuse to accept shares of stock in payment of the Option

Price of the shares of stock with respect to which such Option is to be exercised and, in that event, any certificates representing shares of stock that were received by the Company with such written notice shall be returned to such optionee, together with notice by the Company to such optionee of the refusal of the Committee to accept such shares of stock. The Company, at its option, upon the request of the optionee, may retain shares of Common Stock which would otherwise be issued upon exercise of an Option to satisfy any withholding tax liability that may result from the exercise of such Option, which shares shall be valued for such purpose at their then fair market value. If, at the expiration of seven business days after the delivery to such optionee of such written notice from the Company, such optionee shall not have delivered to the Company a check payable to the order of the Company in an amount, in U.S. dollars, equal to the Option Price of the shares of stock with respect to which such Option is to be exercised, such written notice from the optionee to the Company shall be ineffective to exercise such Option.

     As promptly as practicable after the receipt by the Company of (i) such written notice from the optionee, (ii) payment, in the form required by the foregoing provisions of this Paragraph 7, of the Option Price of the shares of stock with respect to which such Option is to be exercised, and (iii) payment, in the form required by the foregoing provisions of this Paragraph 7, of an amount necessary to satisfy any withholding tax liability that may result from the exercise of such Option, a certificate representing the number of shares of stock with respect to which such Option has been so exercised, reduced, to the extent applicable by the number of shares retained by the Company to pay any required withholding tax such certificate to be registered in the name of such optionee, provided that such delivery shall be considered to have been made when such certificate shall have been mailed, postage prepaid, to such optionee at the address specified for such purpose in such written notice from the optionee to the Company.

     For purposes of this Paragraph 7, the "fair market value" of a share of stock as of any particular date shall mean the closing price of a share of stock on that date as reported in the New York Stock Exchange Composite Transactions Listing, provided that if no closing price for the stock was so reported on that date or if, in the discretion of the Committee, another means of determining the fair market value of a share of stock at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

     8. Transferability of Options. Options shall not be transferable by the optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.

     9. Termination. Except as may be otherwise expressly provided herein, each Option, to the extent it shall not previously have been exercised, shall terminate on the earlier of the following:

          (a) On August 22, 1995, in the event that approval of the Plan by the stockholders of the Company is required by Paragraph 16 hereof and shall not have been obtained by such date;

          (b) Except as may be otherwise expressly provided herein, all Options shall terminate on the earlier of the date of the expiration of the Option or the date that is three months after the optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death, permanent disability, or retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date the optionee ceased to be a member of the Company's Board of Directors.

          In the event the optionee ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement from the Board of Directors of the Company, before the date of expiration of his Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, and shall terminate on the date of expiration of the Option notwithstanding any provision to the contrary in the optionee's option agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

          For purposes of this Paragraph 9, an optionee will be treated as having retired from the Company's Board of Directors if the optionee shall, at the time the optionee ceases to be a member of the Board of Directors of the Company, have served for at least an aggregate of three full years (excluding service while a full-time employee of the Company).

          (c) Ten years after the date of grant of such Option.

     10. Requirements of Law. The Company shall not be required to sell or issue any shares under any Option if the issuance of such shares shall constitute a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority. Each Option granted under the Plan shall be subject to the requirements that, if at any time the Board of Directors of the Company or the Committee shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. If required at any time by the Board of Directors or the Committee, an Option may not be exercised until the optionee has delivered an investment letter to the Company. In addition, specifically in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of any Option, the Company shall not be required to issue the underlying shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Option will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of an Option are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933.

         "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory, in form and substance to the Corporation, that registration is not required for such sale or transfer."

     The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and, in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority; provided however, that, if the Company shall decide to register Common Stock, the Company will use reasonable efforts to cause the Common Stock provided for in Paragraph 3 hereof to be so registered.

     11. No Rights as Stockholder. No optionee shall have rights as a stockholder with respect to shares covered by his Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Paragraph 16 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

     12. Changes in the Company's Capital Structure. The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     If the Company shall effect a subdivision or consolidation of shares or other capital adjustment of, or the payment of a dividend in capital stock or other equity securities of the Company on, its Common Stock, or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefor in money, services, or property, or the reclassification of its Common Stock, in whole or in part, into other equity securities of the Company, then (a) the number, class and per share price of shares of stock subject to outstanding Options hereunder shall be appropriately adjusted (or in the case of the issuance of other equity securities as a dividend on, or in a reclassification of, the Common Stock, the Options shall extend to such other securities) in such a manner as to entitle an optionee to receive, upon exercise of an Option, for the same aggregate cash compensation, the same total number and class or classes of shares (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) he would have held after such adjustment if he had exercised his Option in full immediately prior to the event requiring the adjustment, or, if applicable, the record date for determining shareholders to be affected by such adjustment; and (b) the number and class of shares then reserved for issuance under the Plan (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) shall be adjusted by substituting for the total number and class of shares of stock then received, the number and class or classes of shares of stock (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment. Comparable rights shall accrue to each optionee in the event of successive subdivisions, consolidations, capital adjustment, dividends or reclassifications of the character described above.

     If the Company shall distribute to all holders of its shares of Common Stock (including any such distribution made to non-dissenting shareholders in connection with a consolidation or merger in which the Company is the surviving corporation and in which holders of shares of Common Stock continue to hold shares of Common Stock after such merger or consolidation) evidences of indebtedness or cash or other assets (other than cash dividends payable out of consolidated retained earnings not in excess of, in any one year period the greater of (a) $1.00 per share of Common Stock or (b) two times the aggregate amount of dividends per share paid during the preceding calendar year and dividends or distributions payable in shares of Common Stock or other equity securities of the Company described in the immediately preceding paragraph), then in each case the Option Price shall be adjusted by reducing the Option Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by the fair market value, as determined in good faith by the Board of Directors of the Company (whose determination shall be of an Option) of the portion of the evidence of indebtedness or cash or other assets so to be distributed applicable to one share of Common Stock; provided that in no event shall the Option Price be less than the par value of a share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of the distribution retroactive to the record date for the determination of the stockholders entitled to receive such distribution. Comparable adjustments shall be made in the event of successive distributions of the character described above.

     If the Company shall make a tender offer for, or grant to all of its holders of its shares of Common Stock the right to require the Company or any subsidiary of the Company to acquire from such stockholders shares, of Common Stock at a price in excess of the Current Market Price (a "Put Right") or the Company shall grant to all of its holders of its shares of Common Stock the right to acquire shares of Common Stock for less than the Current Market Price (a "Purchase Right") then, in the case of a Put Right, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such Put Right by a fraction, the numerator of which shall be the number of shares of Common Stock then outstanding minus the number of shares of Common Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Put Rights are exercised and the denominator of which is the number of shares of Common Stock which would be outstanding if all Put Rights are exercised; and, in the case of a Purchase Right, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to the record date for the determination of the stockholders entitled to receive such Purchase Right by a fraction, the numerator of which shall be the number of shares of Common Stock then outstanding plus the number of shares of Common Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Purchase Rights are exercised and the denominator of which is the number of shares of Common Stock which would be outstanding if all Purchase Rights are exercised. In addition, the number of shares subject to the Option shall be increased by multiplying the number of shares then subject to the Option by a fraction which is the inverse of the fraction used to adjust the Option Price. Notwithstanding the foregoing if any such Put Rights or Purchase Rights shall terminate without being exercised, the Option Price and number of shares subject to Option shall be appropriately readjusted to reflect the Option Price and number of shares subject to the Option which would have been in effect if such unexercised Rights had never existed. Comparable adjustments shall be made in the event of successive transactions of the character described above.

     After the merger of one or more corporations into the Company, after any consolidation of the Company and one or more corporations, or after any other corporate transaction described in Section 425(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which the Company shall be the surviving corporation, each optionee, at no additional cost, shall be entitled to receive, upon any exercise of his Option, in lieu of the number of shares as to which the Option shall then be so exercised, the number and class of shares of stock or other equity securities to which the optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such optionee had been a holder of a number of shares of Common Stock equal to the number of shares as to which the Option shall then be so exercised and, if as a result of such merger, consolidation or other transaction, the holders of Common Stock are not entitled to receive any shares of Common Stock pursuant to the terms thereof, each optionee, at no additional cost shall be entitled to receive, upon exercise of his Option, such other assets and property, including cash, to which he would have been entitled if at the time of such merger, consolidation or other transaction he had been the holder of the number of shares of Common Stock equal to the number of shares as to which the Option shall then be so exercised. Comparable rights shall accrue to each optionee in the event of successive mergers or consolidations of the character described above.

     After a merger of the Company into one or more corporations, after a consolidation of the Company and one or more corporations, or after any other corporate transaction described in Section 425(a) of the Code in which the Company is not the surviving corporation, each optionee shall, at no additional cost, be entitled at the option of the surviving corporation (i) to have his then existing Option assumed or have a new option substituted for the existing Option by the surviving corporation to the transaction which is then employing him, or a parent or subsidiary of such corporation, on a basis where the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate Option Price of such option is equal to the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate Option Price of such shares, provided that the shares subject to the new option must be traded on the New York or American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System, or (ii) to receive, upon any exercise of his Option, in lieu of the number of shares as to which the Option shall then be so exercised, the securities, property and other assets, including cash, to which the optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation or the agreement giving rise to the other corporate transaction if at the time of such merger, consolidation or other transaction such optionee had been the holder of the number of shares of Common Stock equal to the number of shares as to which the Option shall then be so exercised.

     If a corporate transaction described in Section 425(a) of the Code which involves the Company is to take place and there is to be no surviving corporation while an Option remains in whole or in part unexercised, it shall be canceled by the Board of Directors as of the effective date of any such corporate transaction but before that date each optionee shall be provided with a notice of such cancellation and each optionee shall have the right to exercise such Option in full (without regard to any limitations set forth in or imposed pursuant to Paragraph 9 of this Plan) to the extent it is then still unexercised during a 30-day period preceding the effective date of such corporate transaction.

     For purposes of this Paragraph 12, Current Market Price per share of Common Stock shall mean the last reported price for the Common Stock in the New York Stock Exchange Composite Transaction listing on the trading day immediately preceding the first trading day on which, as a result of the establishment of a record date or otherwise, the trading price reflects that an acquiror of Common Stock in the public market will not participate in or receive the payment of any applicable dividend or distribution.

     Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Options.

     13. Amendment or Termination of Plan. Board of Directors may modify, revise or terminate this Plan at any time and from time to time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of voting stock, or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, without the degree of stockholder approval thus required, the Board of Directors may not (a) change the aggregate number of shares which may be issued under Options pursuant to the provisions of the Plan;
(b) reduce the Option Price permitted for the options; or (c) extend the term during which an option may be exercised or the termination date of this Plan unless, in each such case, the Board of Directors of the Company shall have obtained an opinion of legal counsel to the effect that stockholder approval of the amendment is not required (i) by law,

(ii) by the rules and regulations of, or any agreement with, the New York Stock Exchange or (iii) in order to make available to the optionee with respect to any option granted under the Plan, the benefits of Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, or any similar or successor rule. In addition, the terms of this Plan stating who may participate in the Plan, the number of shares of stock subject to an option which may be granted to any participant, the determination of the Option Price, the time for vesting and the term of an Option may not be amended more often than once every six months.

     14. Written Agreement. Option granted hereunder shall be embodied in a written option agreement, which shall be subject to the terms and conditions prescribed above, and shall be signed by the optionee and by the appropriate officer of the Company for and in the name and on behalf of the Company. Such an option agreement shall contain such other provisions as the Committee in its discretion shall deem advisable.

     15. Indemnification of Committee. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee (a) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee, or (b) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee unless, within 60 days after institution of any such action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee may be entitled to as a matter of law, contract, or otherwise. Nothing in this Section 15, shall be construed to limit or otherwise affect any right to indemnification, or payment of expense, or any provisions limiting the liability of any officer or director of the Company or any member of the Committee, provided by law, the Certificate of Incorporation of the Company or otherwise.

     16. Effective Date of Plan. The Plan shall become effective and shall be deemed to have been adopted on February 23, 1995, if within one year of that date either (i) it shall have been approved by the holders of at least a majority of the outstanding shares of voting stock of the Company or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a meeting of stockholders or (ii) the Committee shall have received an opinion of legal counsel to the effect that such approval is not required (a) by law, (b) by the rules and regulations of, or any agreement with, the New York Stock Exchange or (c) in order to make available to the optionee with respect to the Option the benefits of Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934. No Option shall be granted pursuant to the Plan after February 23, 2005.

                         TESORO PETROLEUM CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1995

          This proxy is solicited on behalf of the Board of Directors.
 P
          Please mark, sign, date and return in the enclosed envelope.
 R
           The undersigned hereby appoints MICHAEL D. BURKE and JAMES C. REED,
 O JR., and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to
 X vote all the shares of Common Stock of Tesoro Petroleum Corporation held in the name of the undersigned at the close of business on March 23,
 Y 1995, at the Annual Meeting of Stockholders to be held at the Hilton Palacio del Rio Hotel, 200 South Alamo Street, San Antonio, Texas, on Thursday, May 4, 1995, at 10:00 A.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposals, more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.


                  (Continued and to be signed on the reverse side)

        PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK  /X/


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2, "FOR" ITEM 3 AND "FOR" ITEM 4.

ITEM 1 - Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

         / / FOR all nominees      / / WITHHELD for all nominees

NOMINEES: Michael D. Burke; Robert J. Caverly; Peter M. Detwiler; Steven H. Grapstein; Raymond K. Mason, Sr.; John J. McKetta, Jr.; Joel V. Staff; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Proposal to approve the 1995 Non-Employee Director Stock Option
         Plan.

               / / FOR         / / AGAINST         / / ABSTAIN

ITEM 3 - Proposal to amend the Executive Long-Term Incentive Plan to limit the number of stock option shares which may be granted to an individual participant during any fiscal year.

               / / FOR         / / AGAINST         / / ABSTAIN

ITEM 4 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1995.

               / / FOR         / / AGAINST         / / ABSTAIN

ITEM 5 - To transact such other business as may properly come before the meeting or any adjournment thereof.

                                      THIS PROXY WHEN PROPERLY EXECUTED AND
                                      RETURNED WILL BE VOTED IN THE MANNER
                                      DIRECTED BY THE UNDERSIGNED STOCKHOLDER.
                                      IF NO DIRECTION IS GIVEN, THIS PROXY
                                      WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                                      Dated: ___________________________, 1995

                                      Signature: _____________________________

                                      Signature: _____________________________

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                           TESORO PETROLEUM CORPORATION

                          EMPLOYEE STOCK OWNERSHIP PLAN

                                   THRIFT PLAN

                   Annual Meeting of Stockholders, May 4, 1995

 P       This proxy is solicited on behalf of the Board of Directors.

 R          The undersigned participant in the TESORO PETROLEUM CORPORATION
       EMPLOYEE STOCK OWNERSHIP PLAN and/or the TESORO PETROLEUM CORPORATION
 O THRIFT PLAN (the "Plan(s)") hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held at the Hilton Palacio del
 X Rio Hotel, 200 South Alamo Street, San Antonio, Texas, on Thursday, May 4, 1995 at 10:00 A.M. Central time, and directs the Frost National Bank,
 Y Trustee, to vote (or cause to be voted) all shares of Tesoro Common Stock allocated to the undersigned's account under the Plan(s) and held in the Trustee's name on March 23, 1995, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposals, more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.


                 (Continued and to be signed on the reverse side)

         PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK /X/

            ------------------------      -------------------------
                    ESOP                           THRIFT

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2, "FOR" ITEM 3 AND "FOR" ITEM 4.

ITEM 1 - Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

         / / FOR all nominees          / / WITHHELD for all nominees

NOMINEES: Michael D. Burke; Robert J. Caverly; Peter M. Detwiler; Steven H. Grapstein; Raymond K. Mason, Sr.; John J. McKetta, Jr.; Joel V. Staff; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Proposal to approve the 1995 Non-Employee Director Stock Option
         Plan.

               / / FOR          / / AGAINST         / / ABSTAIN

ITEM 3 - Proposal to amend the Executive Long-Term Incentive Plan to limit the number of stock option shares which may be granted to an individual participant during any fiscal year.

               / / FOR          / / AGAINST         / / ABSTAIN

ITEM 4 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1995.

               / / FOR          / / AGAINST         / / ABSTAIN

ITEM 5 - To transact such other business as may properly come before the meeting or any adjournment thereof.



                                         Dated: _________________________, 1995

                                         Signature: ___________________________

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR,
     ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.